EXHIBIT 21.1

SUBSIDIARIES OF NEOGENOMICS, INC.

NeoGenomics Laboratories, Inc., a Florida corporation

Clarient, Inc., a Delaware corporation

Clarient Diagnostic Services, Inc.

NeoGenomics Bioinformatics, Inc.

NeoGenomics Europe, SA